FOR IMMEDIATE RELEASE	NEWS
April 12, 2010	NASDAQ:ARTW

Art’s Way Manufacturing announces first quarter profit increase of $30,000 over first quarter 2009

Strong Operating Performance Leads To Highest Earnings Since The Downturn Began
Conference Call Scheduled For April 16th, 2010 At 10:00 AM Central

ARMSTRONG, IOWA, April 12, 2010 – Art’s Way Manufacturing Co., Inc. (NASDAQ:ARTW), a leading manufacturer and distributor of agricultural machinery, equipment and services announces its first quarter financial results for the three months ended February 28, 2010.

In conjunction with the release, the Company has scheduled a conference call for April 16th, 2010 at 10:00 AM Central Time. J. Ward McConnell, Jr., Executive Chairman of the Board of Directors of Art’s Way Manufacturing, will be leading the call and discussing first quarter financial results, the status of the Company and an outlook for the balance of 2010.

What: Art’s Way Manufacturing First Quarter Financial Results
When: April 16th, 2010 10:00 AM Central Time.
How: Live via phone by dialing (800) 624-7038. Code: Art’s Way Manufacturing.
Participants to the conference call should call in at least 5 minutes prior to the start time.

Financial Highlights For the Three Months Ended February 28, 2010:

•	Net income for the quarter increased 858% over first quarter 2009.
•	Operating income for the quarter increased 26.4% over first quarter 2009.
•	Consolidated order backlog as of February 28, 2010 was $17,450,000 compared to $13,127,000 on February 28, 2009.

	For the Three Months Ended
	February 28, 2010	February 28, 2009	Change
Revenue	$5,579,841	$6,690,866	-16.6%
Operating Income	$123,427	$97,637	26.4%
Net Income	$34,425	$3,595	857.6%
EPS (Basic)	$0.01	$0.00
EPS (Diluted)	$0.01	$0.00
Weighted avg. shares outstanding:
Basic	3,990,352	3,986,352
Diluted	3,991,900	3,986,352

Revenue:  Total revenue decreased 16.6% from $6.69 million for the first fiscal quarter of 2009 to $5.58 million for the three months ended February 28, 2010.   Art’s Way Vessels, Inc. increased its three month revenue by 76.1%.  This increase was offset by a 23.6% decrease in the revenue for Art’s Way Manufacturing Co., Inc. and a 6.1% decrease in revenue for Art’s Way Scientific, Inc. decreased during the first fiscal quarter of 2010.

Income:  Operating income increased 26.4% from $98,000 for the first fiscal quarter of 2009 to $123,000 for the three months ended February 28, 2010, while net income for the same period increased 857.6%, from $3,600 to $34,000.  The most significant reason for these increases is improvement in gross margins.

Consolidated gross profit margin for the first fiscal quarter of 2010 was 23.8%, compared to 19.7% for the same period one year ago. Each of our segments saw an increase in gross profit margin when compared to the same period in 2009.

The gross profit margin of Art’s Way Manufacturing increased from 21.5% in the first fiscal quarter of 2009 to 28.2% in the three-month period ending February 28, 2010.  After the purchase of the Miller Pro product line, we had many orders that we were unable to produce in a timely fashion.  In order to satisfy our customers, we agreed to sell these goods at lower prices initially quoted in 2007.  As a result of our production delays caused by the integration of this product line, we shipped goods in the first and second quarters of 2009 that were priced at the end of 2007 and manufactured with materials purchased at the higher costs of 2008.  We have completed our commitments on the 2007 pricing, and do not anticipate any additional production delays. During the first quarter of 2010 our products were more appropriately priced compared to our material costs and, as a result, we saw an increase in our gross margins.

The gross profit margin of Art’s Way Vessels increased from -50.2% in the first fiscal quarter of 2009 to -34.9% in the three-month period ending February 28, 2010.  This increase was due to our increased sales, which help defray the fixed manufacturing expenses, such as depreciation and manufacturing overhead.

The gross profit margin of Art’s Way Scientific increased from 20.6% in the first fiscal quarter of 2009 to 23.5% in the three-month period ending February 28, 2010. The increase in gross profit margin at Art’s-Way Scientific was primarily due to cost overruns in the first and second quarter of 2009.

Earnings per Share:  Earnings per basic share for the three months ended February 28, 2010 increased to $0.01 as compared to $0.00 for the three months ended February 28, 2009.

J. Ward McConnell Jr., Executive Chairman of the Board of Directors said, “We are very pleased with our strong start to the fiscal year, particularly with our net income and gross margins. Despite coming out of an extremely challenging year following one of the industry’s worst economic downturns, our operating results are improving based on our ability to deliver quality products with a customer service focus. We continue to focus on growing sales and improving our execution, discipline and profitability by tightly managing our variable costs. As noted in recent news releases, we also continue to fund our investments in capital expenditures and acquisitions that are designed to fuel future growth for years to come.

“The environment for agricultural machinery and modular science laboratories spending is accelerating and I am excited about the short and long term future of Art’s Way.”

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment, manure spreaders and top and bottom drive augers. After-market service parts are also an important part of the Company's business. We have two wholly-owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels; Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact:	Jim Drewitz, Investor Relations
830-669-2466 jim@jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com/

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our ability to meet our production schedule; (ii) the increase in demand for agricultural machinery and modular science laboratories; and (iii) our continued efforts to grow sales, improve execution and profitability, manage variable costs, and make investments designed to fuel future growth, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the cost of raw materials, the management of growth, the availability of investment opportunities, and other factors detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.

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